EXHIBIT 16.1

Stein & Company, LLP Certified Public Accountants
Member of the American Institute of Certified Public Accountants	Member of the California Society of Certified Public Accountants
P.O. Box 185 Montrose CA 91021 www.steincocpas.com	Phone: (818) 634-2276 Fax: (818) 484-4884

July 13, 2016

Securities and Exchange Commssion

100 F Street N.E.

Washington DC 20549

Commissioners:

We have read the statements made by Healthtalk Live, Inc. (copy attached as Appendix A), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Healthtalk Live, Inc. dated July 13, 2016, which indicated a dismissal date of June 15, 2016. We agree with the statements concerning our firm in such Form 8-K.

Very Truly Yours,

Stein & Company, LLP